Exhibit 19

AIG GLOBAL INSIDER TRADING POLICY
Issued: 2/14/2014
Last Updated: 01/07/2026
[1.]PURPOSE
This Policy sets forth specific requirements relating to engaging in transactions in AIG Parent Securities and securities of certain other companies. The purpose of this Policy is to promote compliance with securities laws and regulations prohibiting insider trading activities and to provide guidance on the proper procedures for permitted transactions.
This Policy may be supplemented by Standards, Procedures, Guidelines or other policy-related documents, in which case this Policy must be read in conjunction with them, see Related Information.
Defined terms in this Policy are capitalized and defined at the end of the document, see Glossary.
[2.]SCOPE
This Policy applies to:
•Employees, Directors and Company Representatives (“Covered Persons”);
•Controlled Entities of a Covered Person; and
•Immediate Family Members of a Covered Person and their Controlled Entities.
In addition, the Company may not engage in any transactions in AIG Parent Securities while in possession of Material Nonpublic Information regarding the Company, consistent with applicable law.
Covered Persons may be subject to additional insider trading Policies or codes of ethics of Business Units or subsidiaries that relate to transactions in securities. These Policies or codes of ethics may include pre-clearance and reporting obligations that are not included in this Policy. Covered Persons must comply with both this Policy and the Policies or codes of ethics of the Business Units or subsidiaries to which they are subject.
The United States and many other countries around the world have laws regarding insider trading. This Policy applies to all Covered Persons, even if the activities prohibited in this Policy are not illegal in the country where any particular Covered Person is located.
[3.]POLICY STATEMENT AND REQUIREMENTS
3.1Roles and Responsibilities

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2026 AIG. All rights reserved.

Exhibit 19

3.1.1Covered Persons
Covered Persons are responsible for: (i) reading, understanding and complying with the requirements in this Policy and (ii) ensuring that their Associates comply with this Policy.
3.1.2Corporate Secretary
The Corporate Secretary and/or the Corporate Secretary’s delegate(s) own this Policy.
3.2Minimum Requirements
3.2.1General Prohibitions
3.2.1.1Transactions in AIG Parent Securities
Covered Persons and their Associates may not engage, directly or indirectly, in any transaction in AIG Parent Securities if they are in possession of Material Nonpublic Information about the Company.
3.2.1.2Transactions in Securities of Other Entities
Covered Persons and their Associates may not engage, directly or indirectly, in any transaction in securities of any entity other than AIG Parent if they are in possession of Material Nonpublic Information about that entity obtained in the course of the Covered Person’s Service.
3.2.1.3Prohibition on “Tipping”
Covered Persons and their Associates may not:
•pass (or “tip”) to others: (i) Material Nonpublic Information regarding the Company or (ii) Material Nonpublic Information regarding any other entity that was learned in the course of the Covered Person’s Service;
•recommend transacting in AIG Parent Securities to others on the basis of Material Nonpublic Information about the Company; or
•recommend transacting in the securities of any other entity to others on the basis of Material Nonpublic Information regarding the entity that was learned in the course of the Covered Person’s Service.
3.2.1.4Post-Termination Transactions
Covered Persons and their Associates may not engage in the activities described in Sections 3.2.1.1, 3.2.1.2 and 3.2.1.3 above even if the transaction occurs after the applicable Covered Person has terminated Service.
3.2.1.5Special Blackouts
Covered Persons and their Associates may not engage in any transaction in AIG Parent Securities at any time while a Special Blackout applicable to them is in effect or disclose to a third party that any Special Blackout is in effect.

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2026 AIG. All rights reserved.

Exhibit 19

3.2.1.6Short Sales
Covered Persons and their Associates may not, directly or indirectly, sell any AIG Parent equity security at any time if they: (i) do not own the security sold or (ii) own the security, but do not deliver it against such sale.
3.2.1.7Hedging and Derivatives
Covered Persons and their Associates may not engage in any hedging transactions with respect to any AIG Parent Security, including any transaction in any derivative security relating to AIG Parent Securities. In particular, other than pursuant to an AIG compensation or benefit plan or dividend distribution, Covered Persons and their Associates may not acquire, write or otherwise enter into an instrument that has a value determined by reference to AIG Parent Securities, whether or not the instrument is issued by AIG. Examples of derivative securities include put and call options, forward contracts, collars and equity swaps.
3.2.1.8Pledging and Margin Accounts
Section 16 Insiders may not use AIG Parent Securities to support a margin debit, loan or other extension of credit or pledge AIG Parent Securities at any time.
3.2.2Additional Restrictions for Certain Covered Persons
3.2.2.1Designated Insiders
Pre-Approval. Designated Insiders must request the Company’s approval prior to entry into a transaction in AIG Parent Securities by the Designated Insider or one of the Designated Insider’s Associates. The Company is under no obligation to approve a transaction and may decide to deny a transaction for any reason. The pre-approval request must:
•include: (i) a description of the security, (ii) the amount of securities involved in the transaction, (iii) a brief description of the transaction type (e.g., buy or sell) and (iv) a statement confirming that the Designated Insider (and the Associate, if applicable) are not in possession of Material Nonpublic Information about the Company and
•be submitted as follows:
◦Section 16 Insiders must submit the request to the General Counsel or Corporate Secretary and
◦all other Designated Insiders must submit the request to AIGtradingpreapproval@aig.com.
Pre-approval will generally be provided for two Trading Days unless otherwise noted in the pre-approval. Pre-approval does not constitute legal advice, does not constitute confirmation that the requester does not possess Material Nonpublic Information about the Company and is not a legal right to trade in AIG Parent Securities.
Window Periods. Any transaction by a Designated Insider or a Designated Insider’s Associate that has been pre-approved shall be effected only during a Window Period as set forth in the table below. Even during Window Periods, Designated Insiders and their Associates may not engage in any

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2026 AIG. All rights reserved.

Exhibit 19

transaction in AIG Parent Securities while in possession of any Material Nonpublic Information about the Company or while subject to a Special Blackout.

Calendar Quarter	Window Period begins:	Window period ends:
First quarter	the later of (i) one full trading day after the release of prior quarter earnings and (ii) four trading hours after completion of any earnings conference call	March 15*
Second quarter	Same as above	June 15*
Third quarter	Same as above	September 15*
Fourth quarter	Same as above	December 15*
* Window period ends at close of regular trading on the applicable day. If any day on which a Window Period is scheduled to end is not a Trading Day, then the Window Period will terminate at the close of regular trading on the first Trading Day immediately preceding the scheduled date.
Section 16 Insiders. Designated Insiders who are also Section 16 Insiders are subject to the following additional restrictions:
•Section 16 Requirements. Section 16 Insiders must comply with the reporting, short swing profit recovery and other provisions of Section 16 of the Exchange Act and are prohibited from engaging in short swing transactions.
•Dividend Reinvestment Plans. Section 16 Insiders and their Associates may not participate in dividend reinvestment plans with respect to AIG Parent Securities sponsored by AIG or a third party (a “DRP”).
•401(k) Plan Blackout Periods. Section 16 Insiders may not engage in any transaction in shares of AIG Parent common stock during any 401(k) Plan blackout applicable to the AIG Stock Fund.
3.2.2.2Access Persons
Window Periods. All transactions in AIG Parent Securities by Access Persons and their Associates shall be effected only during Window Periods (see Section 3.2.2.1). Even during Window Periods, Access Persons and their Associates may not engage in any transaction in AIG Parent Securities while in possession of any Material Nonpublic Information about the Company.
3.2.2.3Affiliated Purchasers
Affiliated Purchasers may only purchase AIG Parent Securities through the same broker-dealer as the Company during the course of an open market repurchase program and may be prohibited from purchasing at all during that period.

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2026 AIG. All rights reserved.

Exhibit 19

3.2.3Special Rules
3.2.3.1Limit Orders
Designated Insiders, Access Persons and their Associates may place a limit order with respect to AIG Parent Securities only if the order terminates no later than two business days after it is placed and all other applicable requirements of this Policy are met.
3.2.3.2Managed or Discretionary Accounts
Designated Insiders, Access Person and their Associates may use managed or discretionary accounts with a third-party broker-dealer only if the third-party broker-dealer is precluded from conducting any transactions in AIG Parent Securities.
3.2.3.3Stock Option Exercises
Outside of a Window Period, Designated Insiders and Access Persons may exercise stock options granted to them by the Company in connection with their Service, provided that the exercise: (i) is solely for cash where no shares are sold (or withheld) to fund the exercise price or pay taxes or (ii) is executed on the option expiration date and no shares are sold directly or indirectly into the public market, other than shares (a) withheld to pay the exercise price or satisfy tax withholding obligations or (b) used by the Designated Insider or Access Person to pay the exercise price.
3.2.3.4Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”)
This Policy does not apply to the retention of AIG Parent Securities by the Company to satisfy tax withholding obligations in connection with the vesting of a Covered Person’s RSUs and PSUs granted by the Company.
3.2.3.5401(k) Plan
Designated Insiders or Access Persons may conduct the following transactions during a Window Period without requesting pre-approval under Section 3.2.2.1 of this Policy: (1) make an intra-plan transfer of an existing account balance out of the AIG stock fund; (2) borrow money against their 401(k) plan account even if the loan will result in the liquidation of some or all of the AIG stock fund balance and (3) pre-pay a loan from the 401(k) plan even if the pre-payment will result in allocation of loan proceeds to the AIG stock fund.
3.2.3.6Gifts
Gifts of AIG Parent Securities are treated the same as sales of AIG Parent Securities for all purposes of this Policy.
3.2.3.7Dividend Reinvestment Plans
Covered Persons (other than Section 16 Insiders) and their Associates may enroll in a DRP, provided that, while in possession of Material Nonpublic Information about the Company, they may not: (i) initially enroll in a DRP or (ii) increase the number of shares on which dividend reinvestment is received under a DRP in which they already participate.

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2026 AIG. All rights reserved.

Exhibit 19

3.2.3.8Transfers Between Personal Accounts
Designated Insiders, Access Persons and their Associates may transfer AIG Parent Securities from one account to another account at any time, including outside of a Window Period and without obtaining any otherwise required pre-approval, provided that the account from which the securities are transferred and the account to which the securities are transferred are in the exact same name and no other person has an interest in either account. Transfers to joint accounts are subject to the position-based restrictions in Section 3.2.2.
3.2.410b5-1 Plans
Purchase or sale plans by Designated Insiders that contemplate the periodic purchase or sale of AIG Parent Securities and that are designed to comply with Rule 10b5-1(c) of the Exchange Act are not permitted unless approved by the General Counsel or Corporate Secretary.
[4.]COMPLIANCE & EXCEPTIONS
Requests for exceptions to this Policy shall be submitted to the General Counsel or Corporate Secretary. Such exceptions will be granted only upon demonstration of extraordinary circumstances. No exception will be valid until the receipt of written approval of such exception.
Failure to comply with this Policy may subject Covered Persons to sanctions, including dismissal, regardless of whether the failure to comply with this Policy results in a violation of law. In addition, Covered Persons and their Associates who engage in unlawful insider trading may be subject to substantial civil and criminal penalties and may expose AIG to potential liability. AIG reserves the right to instruct a Covered Person or Associate to cancel any trade at the Covered Person’s or Associate’s expense.
[5.]CONTACT INFORMATION
Questions relating to this Policy should be addressed to the AIG Trading Pre-Approval email inbox at AIGtradingpreapproval@aig.com. AIG Employees may also ask questions, raise concerns, or report instances of potential non-compliance with this Policy by contacting any of the following:
AIG Global Compliance Group – 646-857-1877 or corporatelegalcompliance@aig.com.
AIG Compliance Help Line – 877-244-2210 or via www.aigcompliancehelpline.com, or by scanning the QR code below using your mobile device.
The Compliance Help Line is staffed by an independent third party that provides written reports to AIG’s Global Compliance Group. Communications to the Help Line may be made anonymously, subject to local laws, and may be made in all major languages.

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2026 AIG. All rights reserved.

Exhibit 19

AIG prohibits retaliation against any AIG Employee for making a good faith report of actual or suspected violations of laws, regulations, or this Policy.
[6.]RELATED INFORMATION
Corresponding Policies, Standards, Procedures, or Guidelines
oN/A
Other
oAccess Persons Criteria
[7.]GLOSSARY
For purposes of this Policy, the following definitions apply:
Access Persons - Employees who meet the criteria set forth in the Access Persons Criteria.

Affiliate – Any person that directly or indirectly controls, is controlled by, or is under common control with, AIG Parent.

Affiliated Purchaser – Includes: (i) a person acting directly or indirectly in concert with AIG Parent for the purpose of acquiring AIG Parent Securities and (ii) any Affiliate that, directly or indirectly, controls AIG Parent’s purchases of AIG Parent Securities and whose purchases are controlled by, or are under common control with, those of AIG Parent.

AIG - AIG Parent and its consolidated subsidiaries.

AIG Parent - American International Group, Inc.

AIG Parent Securities – Common stock, debt securities and any other type of securities of AIG Parent, or any put, call, option contract, hedge, warrant or other derivative securities relating to any securities of AIG Parent.

Associates – A Covered Person’s Controlled Entities and Immediate Family Members and the Controlled Entities of the Immediate Family Members of a Covered Person.

Board – The Board of Directors of AIG Parent.

Business Unit - Any individual business division, unit, segment, subsidiary or collection thereof of AIG that is intended to generate revenue as a profit center.

Company - AIG Parent and its consolidated subsidiaries.

Company Representative – Individuals working on behalf of the Company, including contractors and consultants, who have access to Company facilities and/or systems.

Controlled Entity - Any account under the control or influence of a Covered Person or a Covered Person’s Immediate Family Member or any partnership, trust or other entity controlled by a Covered Person or a Covered Person’s Immediate Family Member.

Corporate Secretary – AIG Parent’s Corporate Secretary.

Covered Person – All Employees and Directors.

Designated Insiders – Designated Officers and all members of the Board.

Designated Officer - All vice presidents or more senior officers of AIG Parent (as appointed by the Board).

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2026 AIG. All rights reserved.

Exhibit 19

Directors – All directors of AIG Parent and any of its consolidated subsidiaries.

Employee - A full-time or part-time employee, eligible for some or all benefits and paid on an AIG payroll. This includes internal agents and interns/trainees or apprentices who are paid on an AIG payroll.

Exchange Act – The Securities Exchange Act of 1934.

General Counsel – AIG Parent’s General Counsel.

Guidelines - Guidance or recommended best practices that: 1) support implementation or interpretation of policy requirements; or 2) address areas not covered by existing policy documents.

Immediate Family Member(s) – A Covered Person’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law (including any adoptive relationships) who reside with the Covered Person.

Material Information - Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security should be considered material. Material Information can be positive or negative and the question of whether particular information is material is subjective and often judged in hindsight. When in doubt, Covered Persons should treat nonpublic or confidential information as material. Examples of potentially Material Information include:

•quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity;
•changes in credit ratings or outlook;
•projections that significantly differ from external expectations or changes to previously announced earnings guidance;
•stock splits, public or private securities offerings, or changes in dividend policies or amounts;
•significant developments involving corporate relationships;
•news of a pending or proposed merger, acquisition, joint venture or divestiture;
•actual or threatened major litigation, arbitration or investigations, or developments relating to or the resolution of any of the foregoing;
•events having a significant regulatory effect or involving significant regulatory intervention;
•occurrence of a significant cybersecurity incident;
•events that may result in the creation of a significant reserve or write-off or other significant adjustment to the financial statements; and
•significant changes in the Board or senior management.

The examples above are merely illustrative and are not exhaustive. Other types of information may be Material Information at any particular time depending upon the circumstances.

Nonpublic Information - Information that is not generally known or available to the public. Information becomes public when disclosed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and there has been adequate time for the public to digest that information (generally at least one Trading Day after public release of the information, although it may be longer depending on the circumstances). Examples of broad dissemination include press releases, filings with the U.S. Securities and Exchange Commission and meetings, conference calls or webcasts that are publicized and open to the public. Information does not cease to be Nonpublic Information as a result of being the subject of rumors or other unofficial statements in the marketplace.

Policy - Formal statements of principles or rules that explain legal, regulatory and/or organizational requirements and that regulate organizational actions and employee conduct (what can and cannot be done, as well as what decisions or activities are appropriate).

Procedures - Steps (sequence of actions and instructions) necessary or that help to implement and/or support policy requirements.

Section 16 Insiders – AIG Parent directors and individuals who have been designated as “officers” by the Board or a delegate thereof for purposes of Rule 16a-1(f) of the Exchange Act.

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2026 AIG. All rights reserved.

Exhibit 19

Service – Any service performed by the Covered Person as an Employee or Director of the Company.

Special Blackout – A restriction on engaging in transactions in AIG Parent Securities applicable to a Covered Person and the Covered Person’s Associates as communicated to the Covered Person by email or other written notice by the General Counsel or Corporate Secretary.

Standards - Detailed requirements that support a Policy, including what is required to comply/follow the principles or rules set out in a Policy.

Trading Day – Any day in which the New York Stock Exchange is open for trading.

The material contained herein is proprietary to AIG and is intended for internal use only by Employees of AIG. Unauthorized disclosure, dissemination, copying, or other use of this material without the express written permission of AIG is strictly prohibited. Copyright © 2026 AIG. All rights reserved.